EXHIBIT 99.1

FOR IMMEDIATE RELEASE

General Finance Corporation Appoints Jody Miller to President

PASADENA, CA – January 3, 2017 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand, today announced that Jody Miller has been appointed President of General Finance Corporation (the "Company"). Mr. Miller was previously Executive Vice President and Chief Executive Officer of GFN North America Leasing Corporation.

Mr. Miller, age 49, will assume responsibility for the Company's worldwide operations and will report directly to Ronald Valenta, Chairman and Chief Executive Officer of the Company.

"We are very fortunate to have someone of Jody's caliber. I have known Jody for over a decade and he has an extremely successful track record in the portable services and equipment rental sectors," said Mr. Valenta. "Jody is an exceptionally talented and proven leader in achieving operational excellence, superior sales results and high asset returns. He will continue to serve as a great mentor to the senior management team and employees at each and every level."

Prior to joining the Company, Mr. Miller spent over 25 years in the equipment rental industry, including at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer for five years, Mobile Storage Group, Inc. as Senior Vice President for five years, and RSC Holdings, Inc. as Regional Vice President for seven years. Prior to that, he worked in smaller rental businesses in various leadership roles. Mr. Miller is a 1990 graduate of Central Missouri State University.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management's expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company's subsidiaries.  The Company's Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company's North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.   Royal Wolf's shares trade under the symbol "RWH" on the Australian Securities Exchange.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223